Exhibit 10.1

FIRST AMENDMENT TO THE EMPLOYMENT AND

NON-COMPETITION AGREEMENT

(JAY SPENCHIAN)

This FIRST AMENDMENT TO THE EMPLOYMENT AND NON-COMPETITION AGREEMENT OF JAY SPENCHIAN (the “Amendment”) is effective as of the date executed below.

WHEREAS, Tempur Sealy International, Inc. (the “Company”), entered into an Employment and Non-Competition Agreement (the “Employment Agreement”) with Mr. Jay Spenchian (“Mr. Spenchian” or “Employee”) effective December 1, 2014 (both the “Parties”);

WHEREAS, in conjunction with an evaluation of obligations and entitlements under the Employment Agreement, the Company and Mr. Spenchian determined that the Employment Agreement was somewhat ambiguous as to the precise dates upon which various severance and separation compensations described in Section 3.2 thereof would be paid upon Mr. Spenchian’s separation from service with the Company;

WHEREAS, the Parties to the Employment Agreement determined that an amendment thereto would be appropriate to clarify the time at which separation compensations would be provided and to ensure compliance with Internal Revenue Code Section 409A; and

WHEREAS, the Employment Agreement provides that the Parties agreed pursuant to Section 6.3 that the Employment Agreement may be amended at any time by mutual agreement and provides pursuant to Section 6.9 that the Parties mutually agree to adopt any amendment as may be necessary to facilitate compliance with Code Section 409A.

NOW, THEREFORE, the Parties hereto agree to amend the Employment Agreement pursuant to Section 6.9 as follows:

1. The following is added as a separate paragraph at the end of Section 3.2:

“(c) Notwithstanding the foregoing, if the release and waiver described in Section 3.2(a) or 3.2(b), as applicable, has not been executed, delivered and become irrevocable on or before the end of the sixty (60)-day period following Employee’s termination of employment with the Company, no severance benefits under Section 3.2(a)(ii), (iii) and (v) or Section 3.2(b)(iii), as applicable, shall be, or shall become, payable. Further, to the extent that (A) such termination of employment occurs within the 60 day period prior to the end of any calendar year, and (B) any of such payments and severance benefits constitute “nonqualified deferred compensation” for purposes of Section 409A of the Internal Revenue Code, any payment of any amount, or provision of any benefit otherwise scheduled to occur prior to the 60th day following the date of Employee’s termination of employment hereunder, but for the condition on executing the severance release and waiver as set forth herein, shall not be made prior to the first day of the next calendar year, after which any remaining severance benefits shall thereafter be provided to Employee without interest according to the applicable schedule set forth herein.”

2. The following is added as a separate paragraph at the end of Section 6.9:

(e) Whenever a payment under this Agreement specifies a payment period with reference to a number of days (for example, “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. In no event may Employee, directly or indirectly, designate the calendar year of any payment to be made under this Agreement, to the extent such payment is subject to Code Section 409A.

IN WITNESS WHEREOF, the parties have executed this Amendment to the Employment Agreement as of this 15th day of February, 2017.

The Company

TEMPUR SEALY INTERNATIONAL, INC.

By:	/s/ Carmen Dabiero
Name:	Carmen Dabiero
Title:	Senior Vice President – Human Resources

Employee

/s/ Jay Spenchian Jay Spenchian

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